Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

August 2, 2024

Intercontinental Exchange, Inc.,

  5660 New Northside Drive, Third Floor,

   Atlanta, GA 30328.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $997,501,000 principal amount of 3.625% Senior Notes due 2028 (the “Exchange Notes”) of Intercontinental Exchange, Inc., a Delaware corporation (the “Company”), to be issued, in exchange for the Company’s debt securities of the same series, pursuant to the Indenture, dated as of August 13, 2018 (the “Base Indenture”), as supplemented by the Sixth Supplemental Indenture, dated as of June 5, 2024 (as so supplemented, the “Indenture”), between the Company and Computershare Trust Company, N.A., as successor trustee to Wells Fargo Bank, National Association, as trustee (the “Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement on Form S-4 relating to the Exchange Notes (the “Registration Statement”) has become effective under the Act, the terms of the Exchange Notes and of their issuance have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and issued as contemplated in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material relating to the offer and sale of the Exchange Notes.

Intercontinental Exchange, Inc.	-2-

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Exchange Notes will conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Exchange Notes will have been duly signed by one of the Trustee’s authorized officers and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Exchange Notes” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP